Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHASE CARD FUNDING LLC

This Amended and Restated Limited Liability Company Agreement, dated as of

, 2016 (as the same may be further amended or otherwise modified from time to time, together with the schedules attached hereto, this “Agreement”), of CHASE CARD FUNDING LLC, a Delaware limited liability company (the “Company”), is entered into by Chase Bank USA, National Association, a national banking association (the “Bank”), as the sole member (the “Member”) of the Company. This Agreement amends and restates that certain Limited Liability Company Agreement dated as of November 1, 2015 (the “Initial Agreement”), entered into by the Member, pursuant to which the Company was formed and which governs the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.) and any successor statute, as amended from time to time (the “Act”).

Capitalized terms used herein and not otherwise defined have the meanings set forth on Schedule A hereto.

Section 1. Formation.

The Member has formed the Company as a limited liability company pursuant to and in accordance with the Act. A Certificate of Formation as described in Section 18-201 of the Act was filed under the name “CHASE CARD FUNDING LLC” by Mary E. Keogh, as an “authorized person” within the meaning of the Act, with the Secretary of State of the State of Delaware in conformity with the Act. The effective date of the aforesaid Certificate of Formation is November 1, 2015. The Member, by execution of the Initial Agreement, ratified and approved the execution, delivery and filing of the Certificate of Formation of the Company in such manner. Upon the execution of this Agreement, Mary E. Keogh’s authority shall cease and the Member shall be designated as an “authorized person” within the meaning of the Act to execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required by the Act. In connection therewith, the Company and, if required, the Member, in its capacity as the “authorized person” within the meaning of the Act to take such actions, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.

Section 2. Name.

The name of the limited liability company shall be “CHASE CARD FUNDING LLC,” or such other name or names as may be selected by the Board from time to time, and its business shall be carried on in such name with such variations and changes as the Board deems necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 3. Principal Business Office.

The principal business office of the Company shall be located at 201 North Walnut Street, Wilmington, Delaware 19801, or such other location as may hereafter be determined by the Board from time to time. The Board may, from time to time, change the Company’s principal business office and may establish such other place or places of business within or without the State of Delaware as the Board may deem advisable.

Section 4. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, 19801. The Board may, from time to time, change the Company’s registered office and shall forthwith amend the Certificate of Formation to reflect such change.

Section 5. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, 19801. The Board may, from time to time, change the Company’s registered agent and shall forthwith amend the Certificate of Formation to reflect such change.

Section 6. Member; No Liability of Member.

(a) The name and the mailing address of the Member as of the date hereof are set forth on Schedule B attached hereto.

(b) Subject to Section 10(j), the Member may act by written consent.

(c) All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member.

Section 7. Authorized Person; Filings; Term of Existence; Fiscal Year.

The Member shall be the designated “authorized person” within the meaning of the Act. The Member or an Officer shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until the cancellation of its Certificate of Formation as provided in the Act. The “Fiscal Year” of the Company shall be from January 1 to December 31 of each year.

Section 8. Purposes.

(a) Subject to Section 10(j), the purposes of the Company are to engage in the following activities:

(i) to execute and deliver, and to perform its obligations under a Receivables Purchase Agreement, by and between the Bank and the Company (as such may be amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), pursuant to which:

(1) the Bank shall transfer, assign, set over and otherwise convey to the Company, without recourse except as provided therein, all its right, title and interest in, to and under the Receivables in the Accounts designated thereby existing at the open of business on the Conversion Date and on each applicable subsequent cut-off date and thereafter created from time to time until the termination of the Company, all Interchange and Recoveries allocable to the Company as provided therein, all monies due or to become due and all amounts received or receivable with respect thereto and all proceeds (including “proceeds” as defined in the UCC) thereof and all Insurance Proceeds relating thereto (collectively, the “Company Assets”);

(2) the Company shall purchase, acquire, own, hold, sell, assign, transfer, pledge, grant security interests in or otherwise exercise ownership rights with respect to the Receivables and other Company Assets and to finance such purchases;

(3) the Company shall engage in any activities necessary to hold, receive, exchange, sell, transfer, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownership or possession with respect to, all of the Company’s property, including without limitation, the Company Assets and any property or interest which may be acquired by the Company as a result of any distribution in respect of the Company Assets and any property received by the Company as a contribution from the Bank;

(ii) to be substituted for the Bank and assume the rights and obligations of the Bank as transferor (the “Transferor”) and to become a Transferor and undertake all of the rights and obligations of a Transferor under the terms of :

(1) a Fourth Amended and Restated Transfer and Servicing Agreement, by and among the Company, as Transferor, the Bank, as servicer (the “Servicer”) and administrator (the “Administrator”), the Chase Issuance Trust, a statutory business trust created under the laws of the State of Delaware (“CHAIT”), as issuing entity (the “Issuing Entity”), and Wells Fargo Bank, National Association, a national banking association, as indenture trustee (the “Indenture Trustee”) and collateral agent (the “Collateral Agent”) (as such may be amended, supplemented or otherwise modified from time to time, the “Transfer And Servicing Agreement”);

(2) a Fourth Amended and Restated Indenture, by and among the Issuing Entity, the Indenture Trustee and the Collateral Agent (as such may be amended, supplemented or otherwise modified from time to time, the “Indenture”);

(3) a Third Amended and Restated Asset Pool One Supplement to the Indenture (as such may be amended, supplemented or otherwise modified from time to time, the “APO Supplement”);

(4) a Second Amended and Restated CHASEseries Indenture Supplement to the Indenture (as such may be amended, supplemented or otherwise modified from time to time, the “Indenture Supplement”);

(5) a Chase Issuance Trust Fourth Amended and Restated Trust Agreement, by and between the Company, as Transferor, and Wilmington Trust Company, a Delaware banking corporation, as owner trustee (the “Owner Trustee”) (as such may be amended, supplemented or otherwise modified from time to time, the “CHAIT Trust Agreement”);

(6) an Assignment and Assumption Agreement, by and between the Company and the Bank (as such may be amended, supplemented or otherwise modified from time to time, the “Assignment and Assumption Agreement”) and

(7) a Revolving Note by and between the Company, as borrower, and the Bank, as lender (as such may be amended, supplemented or otherwise modified from time to time, the “Revolving Note”).

(iii) to issue and retain or sell notes of a subordinated class of a series;

(iv) to execute and deliver, and to perform its obligations under any underwriting agreement, purchase or placement agreement relating to the sale or placement of any Securities, any sale and servicing agreement, pooling and servicing agreement, trust agreement, purchase agreement, administration agreement, custodial agreement, insurance agreement or any other agreement which may be required or advisable to effect the purchase, sale, administration or servicing of the

Receivables and other Company Assets or the issuance and sale of any Securities (each, a “Securitization Agreement” and, together with the Receivables Purchase Agreement, the Transfer and Servicing Agreement, the Indenture, the APO Supplement, the Indenture Supplement, the Assignment and Assumption Agreement, and the Revolving Note the “Transaction Documents” and each, a “Transaction Document”);

(v) to execute and deliver, and to perform its obligations under each document or agreement to which it becomes a party by substitution for the Bank as Transferor and to execute and deliver, and to perform its obligations under any amendments or supplements related to the Transaction Documents, and to engage in any activities necessary, appropriate or convenient, and to authorize, execute, deliver and perform any other agreement, notice or document, in connection with, relating to or contemplated by the Transaction Documents;

(vi) to acquire, hold, enjoy, sell or otherwise transfer and grant rights in all of the rights and privileges of any certificate, interest or other indicia of beneficial ownership issued by the Bank or any other Person to the Company pursuant to any transfer and servicing agreement, trust agreement, purchase agreement, pooling and servicing agreement, indenture or other document and transfer such certificate, interest or other indicia of beneficial ownership interest to the Issuing Entity or another Person;

(vii) to prepare, execute and file with the Securities and Exchange Commission any documents, including without limitation registration statements, amendments to registration statements, Form 8-Ks, Form 10-Ks, Form 10-Ds, Form ABS-15Gs, annual reports, letters or agreements, relating to Securities;

(viii) to engage in any activities necessary, appropriate or convenient, and to authorize, execute and deliver any other agreement, notice or document (including the Transaction Documents), in connection with or relating to the activities described above, including the filing of any notices, applications, financing statements, and other documents necessary, advisable or convenient to comply with any applicable laws, statutes, rules and regulation;

(ix) to acquire, own, hold, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, publicly or privately issued asset backed securities and whether with unrelated third parties or with affiliated entities; and

(x) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).

The Company shall not engage in any activity other than in connection with the foregoing or other than as required or authorized by this Agreement or any Transaction Documents to which it is a party.

(b) The Company, by or through any Manager or any Officer on behalf of the Company, may execute, deliver, enter into and perform the Transaction Documents, and all documents, instruments, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of the Member or any Manager or Officer notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of any Manager or any Officer to enter into other documents, instruments, agreements, certificates or financing statements on behalf of the Company.

Section 9. Powers.

Subject to Section 10(j), the Company (a) shall have and exercise all powers and rights necessary, convenient or incidental to accomplish its purposes as set forth in Section 8 and (b) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 10. Management.

(a) Board of Managers. Subject to Section 10(j), the business and affairs of the Company shall be managed by or under the direction of a Board of two or more Managers. The Member shall designate, appoint and elect each Manager. Subject to Section 11, the Member may determine at any time in its sole and absolute discretion the number of Managers to constitute the Board. The authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managers, and subject in all cases to Section 11. The initial number of Managers shall be five, one of which shall be an Independent Manager pursuant to Section 11. Each Manager elected, designated or appointed shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation or removal. Each Manager shall execute and deliver the Management Agreement. Managers need not be Members. The initial Managers hereby designated by the Member are listed in Schedule B hereto.

(b) Powers. Subject to Section 10(j), the Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 10(j), the Board of Managers has the authority to bind the Company pursuant to a resolution expressly authorizing any matter which resolution is duly adopted by an affirmative vote of a majority of the Board or as otherwise required by this Agreement. An individual Manager shall not have the authority to bind the Company to any matter involving a third party without the affirmative vote of a majority of the Board or as otherwise required pursuant to this Agreement.

(c) Meeting of the Board of Managers. The Board of Managers may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the Chief Executive Officer on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the Chief Executive Officer or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

(d) Quorum; Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

(e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Committees of Managers.

(i) The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii) Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g) Compensation of Managers; Expenses. The Board shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Managers. Unless otherwise restricted by law, any Manager or the entire Board of Managers may be removed, with or without cause, at any time by the Member, and, subject to Section 11, any vacancy caused by any such removal may be filled by action of the Member. Except as provided in this Agreement, a Manager may not bind the Company.

(i) Managers as Agents. To the extent of their powers set forth in this Agreement and subject to Section 10(j), the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company.

(j) Limitations on the Company’s Activities.

(i) This Section 10(j) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii) The Member shall not, so long as any Secured Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Manager” or Section 8, 9, 10, 11, 17, 20, 21, 22, 23, 24, 27, 29 or Schedule A of this Agreement without the unanimous written consent of the Board (including the Independent Manager). Subject to this Section 10(j), the Member may amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 29.

(iii) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member or the Board, so long as any Secured Obligation is outstanding, neither the Member nor the Board shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Member and the Board (including the Independent Manager), to take any Material Action;

(iv) The Board and the Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business. The Board shall cause the Company to be operated in such a manner as the Board deems reasonable and necessary or appropriate to preserve the limited liability of the Member, the separateness of the Company from the business and affairs of the Member or any Affiliate of the Member, and until one year and one day after the Secured Obligations have been paid in full, the special purpose, bankruptcy remote status of the Company. The Board also shall cause the Company to:

(1) maintain its own books and records and bank accounts separate from those of any other Person;

(2) at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person;

(3) have a Board composed differently from that of the Member and any other Person; provided, however, that the Board may be comprised of the same Persons who comprise the board of any Affiliate that is a special-purpose bankruptcy-remote entity;

(4) file its own tax returns, if any, as may be required under applicable law, to the extent (A) not part of a consolidated group filing a consolidated return or returns or (B) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(5) except as contemplated by the Transaction Documents, not commingle its assets with assets of any other Person;

(6) conduct its business solely in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(7) maintain financial statements separate from those of any other Person, separately identifying its own assets, liabilities and financial affairs and maintain its financial records in accordance with applicable generally accepted accounting principles;

(8) pay its indebtedness and other liabilities out of its own funds and assets;

(9) maintain an arm’s-length relationship with the Member and its other Affiliates;

(10) pay the salaries of its own officers and employees, if any;

(11) not hold out its credit or assets as being available to satisfy the obligations of others;

(12) allocate fairly and reasonably any overhead for office space or other expenses incurred by itself or any Affiliate on its behalf;

(13) use stationery, invoices, checks and other business forms separate from those of any other Person;

(14) not pledge its assets for the benefit of any other Person (except as contemplated by the Transaction Documents to which it is a party and any pledge related to a transfer of rights in its assets to an affiliate);

(15) correct any known misunderstanding regarding its separate identity;

(16) maintain adequate capital in light of its contemplated business purposes;

(17) cause its Board of Managers to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities;

(18) cause its officers and managers, to the extent permitted by law, until one year and one day after the Secured Obligations are paid in full, to make decisions with respect to the business and daily operations of the Company independent of, and not dictated by, the Member or any Affiliate of the Member; and

(19) observe all limited liability company formalities required by this Agreement and the Act.

(v) So long as any Secured Obligation is outstanding, the Board shall not cause or permit the Company to:

(1) other than as expressly permitted under the Transaction Documents, guarantee any obligation of any Person, including any Affiliate of the Company;

(2) engage, directly or indirectly, in any business other than as contemplated by this Agreement and the Transaction Documents to which the Company is a party;

(3) incur, create or assume any indebtedness other than as contemplated by this Agreement and the Transaction Documents to which the Company is a party;

(4) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions;

(5) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Transaction Documents to which the Company is a party;

(6) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other); or

(7) so long as any Secured Obligation is outstanding, enter into any transaction of merger or consolidation, purchase or otherwise acquire all or substantially all of the assets of any other person or entity, change its form of organization or its business, or liquidate or dissolve itself.

Failure of the Company to comply with any of the covenants in this Section 10(j) shall not affect the status of the Company as a separate legal entity or the limited liability of the Member and Managers.

Section 11. Independent Manager.

As long as any Secured Obligation is outstanding, the Member shall cause the Company at all times to have at least one Independent Manager who will be appointed by the Member. To the fullest extent permitted by Section 18-1101(c) of the Act, the Independent Manager shall consider only the interests of the Company and its creditors in acting or otherwise voting on matters subject to the vote of the Board of Managers, including those matters referred to in Sections 10(j)(iii) and (iv). As long as any Secured Obligation is outstanding, no resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until the successor Independent Manager shall have accepted its appointment by a written instrument, which may be a counterpart signature page to the Management Agreement. All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this Section 11, in exercising his or her rights and performing his or her duties under this Agreement, the Independent Manager shall have a fiduciary duty of loyalty and care to the Company and its creditors similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. Except as provided in this Agreement, an Independent Manager shall not bind the Company. The Member shall provide not less than ten (10) days’ prior written notice to the Company of the replacement or appointment of any Manager that is to serve as an Independent Manager for purposes of this Agreement. As a condition to the effectiveness of any such replacement or appointment, the Member shall certify to the Company that the designated Person satisfied the criteria set forth in the definition of “Independent Manager” and the Board shall acknowledge in writing, that in the Board’s reasonable judgment, the designated Person satisfies the criteria set forth in the definition of “Independent Manager.”

Section 12. Officers.

(a) Officers. The Board may appoint such officers of the Company as the Board determines desirable, including, but not limited to, a Chief Executive Officer, a Deputy Chief Executive Officer, a Treasurer, one or more Managing Directors or Senior Vice Presidents, one or more Executive Directors, a Secretary, one or more vice presidents, and one or more assistant secretaries and assistant treasurers. The Officers of the Company as of the date hereof are listed in Schedule B hereto. Any number of offices may be held by the Member or the same person. The Board or the Member shall choose a Chief Executive Officer, a Deputy Chief Executive Officer, a Secretary and a Treasurer following the resignation or removal of the initial Officers appointed by the Member. The Board or the Member may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company, if any, shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer elected or appointed by the Member or the Board may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. Each Manager, Managing Director or Managing Director equivalent and higher titled officers, in such person’s capacity as an officer of the Company, is authorized to appoint personnel of subsidiaries or other affiliates as officers or non-officers of the Company, as such appointing person, in his or her sole discretion, deems necessary and appropriate, provided that all such appointments and delegations shall be in writing and filed with the Secretary.

(b) Chief Executive Officer. The Chief Executive Officer shall be the President and principal executive officer of the Company, shall preside at all meetings of the Company, if any, and the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 8(b); (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company; and (iii) as otherwise permitted in Section 12(c).

(c) Managing Directors, Senior Vice Presidents, Executive Directors, Vice Presidents. Managing Directors, Senior Vice Presidents, Executive Directors, Vice Presidents and equivalent or other functional titles (the “Proper Officers”) shall assist and perform such duties as prescribed by or under the authority of the Chief Executive Officer to ensure the general and active management of the business of the Company. The Proper Officers shall perform such other duties and have such other powers as the Board may from time to time prescribe. In the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s inability to act, whether temporary or permanent, the Deputy Chief Executive Officer, if any (or in the event there be more than one Deputy Chief Executive Officer, the Deputy Chief Executive Officer in the order designated by the Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

(d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company except to the extent that such duties are allocated to the Chief Financial Officer, General Counsel, Associate General Counsel and/or Assistant General Counsel, if any. The Secretary shall attend all meetings of the Board and all meetings of the Company, if any, and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Company, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the Chief Executive Officer, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Treasurer and Assistant Treasurer. The Treasurer shall be the principal financial officer and the principal accounting officer of the Company and shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe. Any of the duties of the Treasurer and Assistant Treasurer described in this clause (e) may also be performed by the Chief Financial Officer, if any.

(f) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and, subject to Section 10(j), the actions of the Officers taken in accordance with such powers shall bind the Company.

(g) Duties of Board and Officers. Except to the extent otherwise provided herein, each Manager and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 13. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of the Member or any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member or a Manager of the Company.

Section 14. Capital Contributions.

The Member will be deemed admitted as the Member of the Company upon the execution and delivery of this Agreement. The Member has made a capital contribution to the Company listed on Schedule B attached hereto.

Section 15. Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. The Member may make additional capital contributions to the Company at any time. The Member shall maintain records setting forth in reasonable detail any additional capital contributions made by the Member to the Company. The provisions of this Agreement, including this Section 15, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 16. Allocation of Profits and Losses; Tax Treatment.

(a) For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. Net income of the Company for federal income tax purposes (and each item of income, gain, loss and deduction entering into the calculation thereof) shall be allocated to the Member.

(b) Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company in connection with treatment as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

Section 17. Distributions.

In the absence of any written instruction to the contrary delivered to the Company by the Member, all Available Cash of the Company shall be distributed to the Member at the times determined by the Member in its sole discretion. As used herein, “Available Cash” shall mean, as of any date, all cash and cash equivalents of the Company on hand as of such date, less the aggregate amount reserved as of such date for the payment of the Purchase Price as such term is set forth in Section 3.01 of that certain Receivables Purchase Agreement, to be entered into by the Company and the Members on or about January 1, 2016 and for the payment of any other expenses or liabilities of the Company, including any reserves for contingent liabilities. There shall be no limitation on the frequency and amount of any distribution of the Company’s property to the Member as long as the Board has not determined that such distribution would constitute a violation of Section 18-607 of the Act. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act.

Section 18. Books and Records; Bank Accounts.

(a) The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor shall be an independent public accounting firm selected by the Member.

(b) The Member may authorize any Manager or Officer to open and maintain one or more bank accounts; rent safety deposit boxes or vaults; sign checks, written directions, or other instruments to withdraw all or any part of the funds belonging to the Company and on deposit in any savings account or checking account; negotiate and purchase certificates of deposit, obtain access to the Company safety deposit box or boxes, and generally sign such forms on behalf of the Company as may be required to conduct the banking activities of the Company.

Section 19. Other Business; Business Transactions of the Member with the Company; Company Property.

(a) The Member and any Affiliate thereof may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

(b) In accordance with Section 18-107 of the Act, the Member or any Affiliate thereof may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not the Member or an Affiliate thereof.

(c) No real or other property of the Company shall be deemed to be owned by the Member individually, but shall be owned by and title shall be vested solely in the Company.

Section 20. Exculpation and Indemnification.

(a) The Member shall not, and no Officer, Manager, employee or agent of the Company and no employee, representative, agent or Affiliate of the Member (collectively, the “Covered Persons”) shall, be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that, so long as any Secured Obligation is outstanding, any indemnity under this Section 20 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21. Transfer.

The Member shall be entitled to sell, convey, assign, transfer, pledge, grant a security interest in or otherwise dispose of all or any part of its interest in the Company subject to the execution and delivery of such documentation required by the Board in connection therewith; provided, however, that no such assignment shall relieve the Member from its obligations hereunder.

Section 22. Dissolution.

(a) Subject to Section 10(j), the Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following: (i) the Member votes for dissolution or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) No other event, including the retirement, insolvency, liquidation, dissolution, insanity, expulsion, Bankruptcy, conservatorship or receivership, death, incapacity or adjudication of incompetency of the Member, shall cause the existence of the Company to terminate. Upon the Bankruptcy, conservatorship or receivership of the Member, the retirement or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, the Independent Manager shall become a special member of the Company and the business of the Company shall be continued in a manner permitted by the Act.

(c) Notwithstanding any other provision of this Agreement, the Bankruptcy, conservatorship or receivership of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, the Member waives any right that it might have under Section 18-80l (b) of the Act to agree in writing to dissolve the Company upon the Bankruptcy, conservatorship or receivership of the Member or the occurrence of any event that causes the Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

Section 23. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member hereby irrevocably waives any right or power that the Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 17 hereof. The interest of the Member in the Company is personal property.

Section 24. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member. Subject to Section 27, nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 25. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 26. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 27. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Manager in accordance with its terms. The Independent Manager is an intended beneficiary of this Agreement.

Section 28. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), ALL RIGHTS AND REMEDIES BEING GOVERNED BY SUCH LAWS.

Section 29. Amendments.

(a) This Agreement may be amended, supplemented or otherwise modified by the Member to cure any ambiguity, to correct or supplement any provisions in this Agreement, to add any provisions to this Agreement, to change this Agreement in any manner or to eliminate any of the provisions in this Agreement subject in each case to Section 10(j).

(b) Any amendment, supplement or other modification to this Agreement shall be in writing. Promptly after the execution of any amendment, supplement or other modification to this Agreement, the Company shall furnish a copy of such amendment, supplement or other modification to the Member.

(c) Promptly after the execution of any amendment, supplement or other modification to the Certificate of Formation, the Company shall cause its filing with the Secretary of State of the State of Delaware.

Section 30. Counterparts.

This Agreement may be executed in any number of counterparts, including by facsimile or other electronic means of communication, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 31. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by electronic mail, facsimile or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 3, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement of CHASE CARD FUNDING LLC as of the date first above written.

MEMBER:

CHASE BANK USA, NATIONAL ASSOCIATION

By:
Name:
Title:

CHASE CARD FUNDING LLC

Amended and Restated Limited Liability Company Agreement

SCHEDULE A

DEFINITIONS

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Account Owner” means the Bank or any Affiliate which is the issuing entity of the credit card relating to an Account pursuant to a Credit Card Agreement.

“Account” means each revolving credit card account established pursuant to a Credit Card Agreement between the Bank or an Affiliate and any Person, identified by account number and by the Receivable balance as of the related cut-off date in a schedule to the Receivables Purchase Agreement.

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.) and any successor statute, as amended from time to time

“Administrator” has the meaning set forth in Section 8(a)(ii)(1) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, dated as of     , 2016 and entered into by the Member as the sole member of the Company, together with the schedules attached hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“APO Supplement” has the meaning set forth in Section 8(a)(ii)(3) of this Agreement.

“Asset Pool” means a pool of collateral designated for inclusion in a particular Asset Pool pursuant to an Asset Pool Supplement, that secures a particular series, class or tranche of notes or more than one series, class or tranche of notes as specified in the applicable Indenture Supplements for each such series, class or tranche of notes.

“Bank” means Chase Bank USA, National Association, a national banking association.

“Assignment and Assumption Agreement” has the meaning set forth in Section 8(a)(ii)(6) of this Agreement.

“Bankruptcy” means, with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days or (ii) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Board” or “Board of Managers” means the Board of Managers of the Company.

“Conversion Date” means __, 2016.

“Certificate of Formation” means the Certificate of Formation of the Company, filed with the Secretary of State of the State of Delaware on October 29, 2015, as the same may be amended, supplemented or otherwise modified from time to time.

“CHAIT” has the meaning set forth in Section 8(a)(ii)(1) of this Agreement.

“CHAIT Trust Agreement” has the meaning set forth in Section 8(a)(ii)(5) of this Agreement.

“Collateral Agent” has the meaning set forth in Section 8(a)(ii)(1) of this Agreement.

“Company” means Chase Card Funding LLC, a Delaware limited liability company.

“Company Assets” has the meaning set forth in Section 8(a)(i)(1) of this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 20(a) of this Agreement.

“Credit Card Agreement” means, with respect to a revolving credit card account, the agreement and Federal Truth in Lending Statement for revolving credit card accounts between the Account Owner and the Obligor governing the terms and conditions of such account, as such agreements may be amended, modified or otherwise changed from time to time and as distributed (including any amendments and revisions thereto) to holders of such credit card account.

“Defaulted Account” means each Account with respect to which, in accordance with the credit card guidelines or customary and usual servicing procedures for servicing credit card receivables comparable to the Receivables, the Servicer has charged off the Receivables in such Account as uncollectible; an Account shall become a Defaulted Account on the day on which such Receivables are recorded as charged off as uncollectible on the Servicer’s computer master file of revolving credit card accounts. Notwithstanding any other provision hereof, any Receivables in a Defaulted Account that are Ineligible Receivables (as defined in the Transfer and Servicing Agreement) shall be treated as Ineligible Receivables rather than Receivables in Defaulted Accounts.

“Federal Truth in Lending Statement” means the disclosure statement required pursuant to the Truth in Lending Act of 1968, as amended.

“Fiscal Year” has the meaning set forth in Section 7 of this Agreement.

“Indenture” has the meaning set forth in Section 8(a)(ii)(2) of this Agreement.

“Indenture Supplement” has the meaning set forth in Section 8(a)(ii)(4) of this Agreement.

“Indenture Trustee” has the meaning set forth in Section 8(a)(ii)(1) of this Agreement.

“Independent Manager” means a natural person who, for the five-year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, partner or officer of the Company or any of its Affiliates (other than his or her service as an Independent Manager of the Company or any of its Affiliates); (ii) a customer or suppliers of the Company or any of its Affiliates; or (iii) any member of the immediate family of a person described in (i) or (ii).

“Insurance Proceeds” means any amounts recovered by the Servicer pursuant to any credit insurance policies covering any Obligor with respect to Receivables under such Obligor’s Account.

“Interchange” means interchange fees payable to the Servicer with respect to the Accounts by the Account Owner, in its capacity as credit card issuer, through bankcard payment networks or other similar payment systems.

“Issuing Entity” has the meaning set forth in Section 8(a)(ii)(1) of this Agreement.

“Management Agreement” means the agreement of the Managers in the form attached hereto as Schedule C, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, which Management Agreement shall be deemed incorporated into, and part of, this Agreement.

“Managers” means the managers elected to the Board of Managers from time to time by the Member, including the Independent Manager. Each Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Material Action” means to consolidate or merge the Company with or into any Person, or to convey or transfer the property and assets of the Company substantially as an entirety to any entity other than in the ordinary course of engaging in the transactions contemplated by the Transaction Documents, or to institute or participate in proceedings to have the Company be adjudicated bankrupt or insolvent, or to consent to the institution of bankruptcy or insolvency proceedings against the Company or to file a petition seeking, or to consent to, reorganization, liquidation or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, insolvency, reorganization or dissolution or to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or to make any assignment for the benefit of creditors of the Company, or to admit in writing the Company’s inability to pay its debts generally as they become due, or, to the fullest extent permitted by law, take action in furtherance of any such action, or to dissolve or liquidate the Company, in whole or in part, or to increase or reclassify the membership interests of the Company or to issue any additional membership interests of the Company.

“Member” means Chase Bank USA, National Association, as the sole Member of the Company, and its successors in interest.

“Obligor” means, with respect to any Account, the Person or Persons obligated to make payments with respect to such Account, including any guarantor thereof, but excluding any merchant.

“Officer” means an officer of the Company described in Section 12(a).

“Owner Trustee” has the meaning set forth in Section 8(a)(ii)(5) of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Receivables” means any amount owing by the Obligors including amounts owing for the payment of goods and services, cash advances, access checks, annual membership fees, cash advance fees, periodic finance charges, late fees, overlimit fees, return check fees and similar fees and charges, if any.

“Receivables Purchase Agreement” has the meaning set forth in Section 8(a)(i) of this Agreement.

“Revolving Note” has the meaning set forth in Section 8(a)(ii)(7) of this Agreement.

“Recoveries” means, all net amounts received, including Insurance Proceeds, by the Servicer with respect to Receivables in Defaulted Accounts, including amounts received by the Servicer from the purchaser or transferee with respect to the sale or other disposition of Receivables in Defaulted Accounts.

“Secured Obligations” means the Receivables and the other assets conveyed by the Transferor to the Issuing Entity, and all money, accounts, general intangibles, chattel paper, instruments, documents, goods, investment property, deposit accounts, certificates of deposit, letters of credit, letter-of-credit-rights and advices of credit consisting of, arising from or related to the Trust Assets, and all proceeds thereof, to secure a loan in an amount equal to the unpaid principal amount of the notes issued pursuant to the Indenture and the applicable Indenture Supplement and accrued and unpaid interest with respect thereto.

“Securities and Exchange Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Securitization Agreement” has the meaning set forth in Section 8(a)(iv) of this Agreement.

“Security” means any bond, note, certificate or other security issued by the Company or the Issuing Entity and secured primarily by or evidencing beneficial ownership interest in the Receivables and Company Assets.

“Servicer” has the meaning set forth in Section 8(a)(ii)(1) of this Agreement.

“Transaction Documents” has the meaning set forth in Section 8(a)(iv) of this Agreement.

“Transfer And Servicing Agreement” has the meaning set forth in Section 8(a)(ii)(1) of this Agreement.

“Transferor” has the meaning set forth in Section 8(a)(ii) of this Agreement.

“Trust Assets” has the meaning set forth in Section 2.01 of the Transfer and Servicing Agreement.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Delaware.

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

MEMBER

Name	Mailing Address
Chase Bank USA, National Association	201 North Walnut Street Wilmington, DE 19801

MANAGERS

Name	Mailing Address
Brent L. Barton	Chase Card Funding LLC 201 North Walnut Street Wilmington, DE 19801

Eve Ngan	Chase Card Funding LLC 201 North Walnut Street Wilmington, DE 19801

Todd S. Lehner	Chase Card Funding LLC 201 North Walnut Street Wilmington, DE 19801

Simon Braeutigam	Chase Card Funding LLC 201 North Walnut Street Wilmington, DE 19801

INDEPENDENT MANAGER

Name	Mailing Address
Steven P. Zimmer	CT Corporation Staffing, Inc. Corporation Trust Center, 1209 Orange Street Wilmington, DE 19801

OFFICERS

Name	Title

Brent L. Barton	Chief Executive Officer

Eve Ngan	Deputy Chief Executive Officer and Executive Director

Patricia M. Garvey	Chief Financial Officer, Chief Accounting Officer and Treasurer

Colleen Meade	Executive Director and Secretary

B-1

Angela M. Liuzzi	Managing Director and Assistant Secretary

Christine Bannerman	Vice President and Assistant Secretary

John Keller	Assistant Treasurer

Initial Capital Contribution of the Member: $1

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B-2

SCHEDULE C

FORM OF MANAGEMENT AGREEMENT

        , 2016

Chase Card Funding LLC

201 North Walnut Street

Wilmington, DE 19801

Re: Management Agreement

       Chase Card Funding LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned persons, who have been designated as managers of Chase Card Funding LLC, a Delaware limited liability company (the “Company”), in accordance with the Amended and Restated Limited Liability Company Agreement of the Company, dated as of     , 2016 (as the same may be amended, supplemented or otherwise modified from time to time, the “LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such person’s rights and authority as a Manager under the LLC Agreement and agrees to perform and discharge such person’s duties and obligations as a Manager under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such person’s successor as a Manager is designated or until such person’s resignation or removal as a Manager in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Delaware Limited Liability Company Act.

2. Each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

C-1

3. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the LLC Agreement.

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C-2

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

Brent L. Barton

Eve Ngan

Todd S. Lehner

Simon Braeutigam

Steven P. Zimmer

Management Agreement

CHASE CARD FUNDING LLC